Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of August 31, 2018, and made and entered into by and between LMP Motors.com, LLC, with principal offices at 601 North State Rd. 7 Plantation, 33317 at the State of Florida (“Employer” or “Company”) and Bryan Silverstein, who has a residence at 7901 Hispanola ave, Apt 1907, North Bay Village, FL 33141 (“Employee”).

RECITALS

WHEREAS the Company is considered to be a Development Stage Enterprise and, along with current and future subsidiaries and affiliates, plans to provide a best in class eCommerce solution for pre-owned automobile sales, purchasing, financing, leasing, and other transactions (the “Business”); and

WHEREAS the Employee possesses extensive experience in Business the Company intends to engage in; and

WHEREAS the Company desires to retain the Employee as Controller, to promote the interests of and perform services for the Company on the terms and conditions hereinafter set forth, and the Employee desires to be retained on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1. Employment and Exclusive Devotion of Business Time to Employment.

Subject to and pursuant to the terms of this Agreement, effective August 31, 2018 (the “Effective Date”), the Company shall employ the Employee in the capacity of Controller reporting directly to the Company’s Chief Financial Officer (the “CFO”) or his designee. Employee agrees to devote all of his/her business time, effort, skills, loyalty and attention to the Business of the Company, and will not, during the term of this Agreement, participate in any other commercial activity which may be comparable to the commercial activity engaged in by the Company, without the prior written consent of the Company.

2. Duties of Employee.

The duties of the Employee shall include the performance of all duties typical of and commensurate with that of Controller. The duties of the Employee may be changed, appended, limited or expanded at the sole discretion of either the CEO or the Company’s Board of Directors. The Employee will use his/her reasonable best efforts to perform such duties and responsibilities in a professional, efficient and businesslike manner.

Employee agrees to be so employed by the Company and agrees to devote substantially all of his business time, attention, skill and efforts to perform services for the Company and to faithfully and diligently discharge and fulfill his duties hereunder to the best of his abilities.

(a)	Compliance with Company Policies and Procedures. Employee shall, in the performance of his duties, carry out the Company’s policies, procedures, rules, regulations, memoranda and directives as may be established from time to time, including, but not limited to those set forth regarding sexual harassment, use of the internet and equal employment opportunity and must sign and comply with the Company’s employee handbook.

(b)	Primary Office Location. The Company’s principal office shall be located at 601 North State Rd. 7 Plantation Florida, or at such other location as may be determined by the Company from time to time. If such other location requires the Employee to relocate in order to allow him/her to satisfactorily perform his/her duties, the Company shall give the Employee a reasonable relocation allowance. Employee shall be available for travel from time to time as is reasonably necessary in performance of the Company’s Business. Employee shall not be reimbursed for commutation to and from the Company’s primary business location. Employee shall travel to such other places at such times as the needs of the Company may from time-to-time dictate or may be desirable.

3. Term.

The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue until terminated pursuant to paragraph 6 below.

4. Compensation.

For services rendered by the Employee pursuant to this Agreement, the Company shall pay or award compensation to the Employee as follows:

(a)	Base Salary. Effective with the Employee’s first day of employment, the Company shall pay to the Employee a base annual salary of $125,000, payable bi-weekly in accordance with the policies, payroll practices and procedures of the Company, as in effect from time to time, including but-not limited to withholding of applicable taxes, FICA and similar items.

(b)	Equity Incentive Program. The Employee shall receive Stock options as per the Stock Option Agreement attached as Exhibit A subject to the Equity Incentive Plan enacted by the Company.

(c)	Additional Compensation. Employee shall receive 0.5% of LMP Motors affiliate pretax net profits with a maximum of 50% of Employees base salary commencing 12 months after the date of employment. For the first year of employment the Employee will be guaranteed a $48,000 annual bonus paid quarterly.

5. Benefits. Vacation and Reimbursements for Reasonable Expenses.

In addition to the Base Salary in connection with the Employee’s employment by the Company, the Company will provide the Employee use of 1 corporate vehicle free of charge or allowance of $600 per month. The Employee shall be eligible to receive such vacation time and benefits as per the Company’s employee handbook.

6. Termination.

Employment with Company is for no specific period of time and shall be considered at-will, meaning that either party is free to terminate the employment relationship without cause upon oral or written notice. Although Employee’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of employment may only be changed in an express written agreement signed by Employee and a duly authorized officer of the Company.

7. Injunctive Relief.

Employee acknowledges that Employee’s breach of the covenants contained in Exhibit B and/or the applicable agreements incorporated therein by reference (collectively “Covenants”) could cause irreparable injury to the Company and agrees that in the event of any such breach or threatened breach, the Company and/or its successors and assigns shall be entitled to seek temporary or preliminary injunctive relief without the necessity of posting any bond or other security, in addition to any other rights or remedies the Company and/or its successors and assigns may have for damages.

8. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof and constitutes the entire agreement between the parties on such subject matter. This Agreement may be modified only by a further writing that is duly executed by both parties.

9. Governing Law, Non-Binding Mediation; Binding Arbitration.

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without reference to its choice of law rules.

Except for claims for injunctive relief involving a breach or threatened breach by Employee of any of the provisions of the Confidentiality and Non-Solicitation Agreement attached hereto as Exhibit B, the Company and Employee hereby mutually agree that any disputes between them related to or arising out of this Agreement, including but not limited to disputes regarding Employee’s employment with the Company or the termination of Employee’s employment with the Company must be submitted for resolution by binding arbitration in accordance with the most current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”), including the Optional Appellate Arbitration Rules (“Appellate Rules”). A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

Prior to filing any demand for arbitration, the Company and/or Employee must first submit the applicable dispute to non-binding mediation conducted in Miami-Dade County, under the rules of the AAA. If mediation fails to resolve the applicable dispute, the Company and/or Employee may then file a demand for arbitration. The Parties shall bear equally all administrative costs incurred in connection with any such mediation, including the mediator’s fee.

Except as it otherwise provides, this arbitration provision requires all such disputes be resolved only by an arbitrator through arbitration, and not by a trial in court with a judge or jury. Employee and the Company are voluntarily and knowingly waiving their right to trial by jury. The arbitration will become final and binding upon exhaustion or expiration of the parties’ right to appeal under the Appellate Rules.

Disputes subject to this arbitration provision include, without limitation, disputes arising out of or relating to interpretation or application of the Agreement. This arbitration provision also applies, without limitation, and to the maximum extent permitted by law, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under statutes such as the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family and Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, and state statutes and local ordinances, if any, addressing the same or similar subject matters, and all other state statutory and common law claims. Further, this arbitration provision applies to claims arising out of the employment relationship alleged against co-workers, supervisors, officers, affiliates, subsidiaries and related companies, and persons or entities acting, or implicitly or explicitly alleged to be acting, as the employer jointly or in concert with the Company. Such persons and entities are intended beneficiaries to this arbitration provision with the same right to compel arbitration to the same extent as the Company. Finally, this arbitration provision is intended to cover any dispute now in existence (including all claims or potential claims having accrued to date), as well as any disputes arising in the future, related to Employees’ employment.

Disputes which are not subject to arbitration under this arbitration provision are: (a) disputes concerning the enforceability of this arbitration provision, which must be decided by a court; (b) claims for workers’ compensation benefits; (c) claims for government disability benefits; and (d) claims for unemployment insurance. Further, nothing in this arbitration provision shall preclude Employee from filing complaints or charges with any governmental agency, including without limitation charges filed with the Equal Employment Opportunity Commission and any similar state or local “EEO” agency, the United States Department of Labor, and the Securities and Exchange Commission. Nothing in this arbitration provision shall excuse Employee from bringing an administrative claim before any governmental agency in order to fulfill Employee’s obligation to exhaust administrative remedies before making a claim in arbitration. In addition, nothing in this arbitration provision shall prevent either the Company or Employee from applying to courts where necessary to obtain emergency or temporary injunctive relief in order to prevent irreparable harm pending arbitration of the dispute between the Parties.

Binding arbitration under this arbitration provision shall be conducted in Miami-Dade County, Florida, unless the parties mutually agree to another location. The arbitration shall be conducted before a neutral arbitrator selected by both parties from the AAA’s Employment Dispute Resolution Roster. Costs of the arbitration will be governed by the AAA’s Employment Arbitration Rules and Mediation Procedures. The Federal Rules of Civil Procedure and any comparable state rules shall not apply to the binding arbitration; however, the parties will be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure. The arbitrator shall issue a written opinion setting forth the factual and legal findings and conclusions on which his or her decision is based.

The arbitrator shall be authorized to award whatever remedies are allowed by law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to, and decided by, the arbitrator. Except as may be permitted or required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties.

A demand for arbitration must be submitted within the appropriate statute of limitations period under governing law. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

In the event any portion of this arbitration provision is deemed invalid, void or unenforceable, the remainder of this arbitration provision will be valid and enforceable. In the event that any portion of the Appellate Rules are deemed invalid, void or unenforceable, the right of either party to appeal from an arbitration award shall be abolished and the arbitration award shall be final and binding.

A copy of the current versions of AAA’s Employment Arbitration Rules and Mediation Procedures and the Appellate Rules are available online at https://www.adr.org/Rules

____ By initialing here, Employee acknowledges [he/she] has read this Section 9 in its entirety and understands and agrees with the arbitration provision herein and has received the Company employee handbook.

10. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

11. Non-Solicitation of Employees.

Employee agrees to read sign and abide by the Company’s Non-Solicitation, Confidentiality and Inventions Assignment Agreement attached hereto as Exhibit B.

12. General Provisions.

(a)	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(b)	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns. The Company may assign this Agreement to any person or entity, including, but not limited to, any successor, parent, subsidiary or affiliated entity of the Company. The Company also may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Employee expressly consents to the assignment of the commitments, restrictions and undertakings set forth in Sections 11 above of this Agreement to any new owner of the Company’s business or purchaser of the Company. Employee may not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the written consent of the Company.

(c)	Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, which consent explicitly states the intent of both parties hereto to supplement the terms herein, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d)	Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

(e)	Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(f)	Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that he has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	Employee:

LMP Motors.com, LLC

Samer Tawfik President, CEO and
Chairman of the Board of Directors	Bryan Silverstein

EXHIBIT A

Stock option agreement

EXHBIT B